EAB INVESTMENT GROUP, LLC CODE OF ETHICS

1.1 In General

1.1.1 Standards of Business Conduct; "Supervised Persons"

1.1.2 Compliance with Securities Laws is Mandatory

1.1.3 Ethics Requirements Under State Securities Laws

1.2 Reporting Personal Securities Transactions

1.2.1 Who is an Access Person

1.2.2 What are Reportable Securities

1.2.3 What is a Direct or Indirect Beneficial Interest

1.2.4 Holding reports

1.2.5 Transaction reports

1.2.6 Review of Reports

1.2.7 Pre Approvals

1.3 Unethical Trading Practices

1.3.1 Frontrunning/Dumping

1.3.2 Improper Use oflnformation

1.3.3 Conditioning (Manipulating) the Market

1.3.4 Inducements

1.3.5 Short Term Trading and Market Timing

1.4 Misuse of Material Inside Information

1.5 Other Conduct

1.5.1 New Issue Purchase Restrictions

1.5.2 "Blackout Periods"

1.5.3 Pending Transactions

1.5.4 Public Commentary

1.5.5 Gifts

1.5.6 Service on Boards ofDirectors, etc.

1.6 Review and Further Actions

1.7 Books and Records

 EAB INVESTMENT GROUP CODE OF ETHICS

This Code of Ethics is intended to be utilized by all EAB Investment Group personnel in the conduct ofEAB Investment Group business.

The Investment Company Act of 1940, the Investment Advisers Act of 1940 and the rules adopted under these Acts prohibit certain investment advisers and "access persons" of these advisers from engaging in fraudulent and manipulative practices with respect to managed investment companies and other clients.

The rules also require that each registered adviser adopt and promulgate a code of ethics designed reasonably to prevent "access persons" from engaging in the prohibited practices. The code is to be reviewed and approved at least annually by the board of directors of each managed fund and copies of each version are to be preserved for at least five years.

The firm has established, maintains and enforces a written code of ethics that includes:

1. A standard (or standards) of business conduct that the adviser requires of each supervised person, which standard must reflect the adviser's fiduciary obligations and those of its supervised persons;

2.	Provisions requiring the supervised persons to comply with applicable federal securities laws;

3.	Provisions that require all "access persons" to report, and the firm to review, their personal securities transactions and holdings periodically as provided in the Rule;

4.	Provisions requiring supervised persons to report any violations of the code of ethics promptly to the chief compliance officer or, provided the chief compliance officer also receives reports of all violations, to other persons designated in the code of ethics; and

5.	Provisions requiring the firm to provide each supervised person with a copy of the code of ethics and any amendments, and requiring the supervised persons to provide the firm with a written acknowledgment of their receipt of the code and any amendments.

"The Chief Compliance Officer is responsible for overseeing the Code of Ethics where applicable, providing any revisions and implementing its provisions. This oversight shall at a minimum include the following on a regular basis:

• Reviewing Access Persons' personal securities reports

• Assessing whether Access Persons are following required internal procedures

• Evaluating transactions to identify any prohibited practices

• Assessing relative performance of personal accounts vs. customer accounts."

Each employee and associated person must date and sign the Acknowledgment on the last page of this Code of Ethics and return a copy of the signed Acknowledgment to the CCO.

In addition, each employee or Associated Person must take personal responsibility to report promptly to the Chief Compliance Officer any suspected violations of this Code of Ethics where applicable.

1.1 In General

1.1.1 Standards of Business Conduct; "Supervised Persons"

Federal and state securities laws and regulations make it clear that registered investment advisers and their employees, have a fiduciary duty to their clients with respect to the advice and management services provided. This is often expressed as the "prudent man rule." A fiduciary is to approach his or her client's affairs with the same prudence as would be used in the management of his or her own. Fiduciaries are expected to place the interests of the client before their own. Fiduciaries cannot withhold material information from a client that would affect the client's investment decision.

1.1.2 Compliance With Securities Laws is Mandatory

Federal and state antifraud statutes set forth a number of basic principles which underpin the enforcement of ethical principles in adviser administration. Thus neither an adviser nor any employee may:

• Employ any device, scheme or artifice to defraud a client;

•	Make any untrue statement of material fact or material omission m communications to clients or the public; or
•	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon a client.

Non- compliance with the provisions of this Code of Ethics where applicable will not he tolerated.

1.1.3 Ethics Requirements Under State Securities Laws

The legal regulatory structure does not require every adviser to be state registered. However, state "anti-fraud" and ethics laws and regulations continue to apply to each adviser doing business in the state. Accordingly, attention needs to be paid to the ethics requirements of each state where EAB Investment Group is doing business.

State securities administrators have their own code of ethics. In April, 2004 the North American Security Administrators Association (NASAA) updated its Statement of Policy Concerning Unethical Business Practices of Investment Advisers (Statement). The Statement is used by a number of state securities administrators in evaluating the ethics of regulated advisers. The Statement identifies a number of specific practices which the state administrators define as unethical:

1. Recommending to a client to whom supervisory, management or consulting services are provided the purchase, sale or exchange of any security without reasonable grounds to believe that the recommendation is suitable for the client on the basis of information furnished by the client after reasonable inquiry concerning the client's investment objectives, financial situation and needs, and any other information known by the investment adviser.

2. Exercising any discretionary power in placing an order for the purchase or sale of securities for a client without obtaining written discretionary authority from the client within ten (10) business days after the date of the first transaction placed pursuant to oral discretionary authority, unless the discretionary power relates solely to the price at which, or the time when, an order involving a definite amount of a specified security shall be executed, or both.

3. Inducing trading in a client's account that is excessive in size or frequency in view of the financial resources, investment objectives and character of the account in light of the fact that an adviser in such situations can directly benefit from the number of securities transactions effected in a client's account. The rule appropriately forbids an excessive number of transaction orders to be induced by an adviser for a "customer's account."

4.	Placing an order to purchase or sell a security for the account of a client without authority to do so.

5. Placing an order to purchase or sell a security for the account of a client upon instruction of a third party without first having obtained a written third-party trading authorization from the client.

6. Borrowing money or securities from a client unless the client is a broker dealer, an affiliate of the investment adviser, or a financial institution engaged in the business of loaning funds.

7. Loaning money to a client unless the investment adviser is a financial institution engaged in the business of loaning funds or the client is an affiliate of the investment adviser.

8. To misrepresent to any advisory client, or prospective advisory client, the qualifications of the investment adviser or any employee of the investment adviser, or to misrepresent the nature of the advisory services being offered or fees to be charged for such service, or to omit to state a material fact necessary to make the statements made regarding qualifications, services or fees, in light of the circumstances under which they are made, not misleading.

9. Providing a report or recommendation to any advisory client prepared by someone other than the adviser without disclosing that fact. (This prohibition does not apply to a situation where the adviser uses published research reports or statistical analyses to render advice or where an adviser orders such a report in the normal course of providing service.)

10. Charging a client an unreasonable advisory fee.

11. Failing to disclose to clients in writing before any advice is rendered any material conflict of interest relating to the adviser or any of its employees which could reasonably be expected to impair the rendering of unbiased and objective advice including:

a.	Compensation arrangements connected with advisory services to clients which are in addition to compensation from such clients for such services; and

b. Charging a client an advisory fee for rendering advice when a commission for executing securities transactions pursuant to such advice will be received by the adviser or its employees.

12. Guaranteeing to a client that a specific result will be achieved (gain or no loss) with advice which will be rendered.

13. Publishing, circulating or distributing any advertisement which does not comply with Rule 206 (4)-1 under the Investment Advisers Act of 1940.

14. Disclosing the identity, affairs, or investments of any client unless required by law to do so, or unless consented to by the client.

15. Taking any action, directly or indirectly, with respect to those securities or funds in which any client has any beneficial interest, where the investment adviser has custody or possession of such securities or funds when the adviser's action is subject to and does not comply with the requirements of Rule 102( e )(1)-1. and any subsequent amendments.

1.2 Reporting Personal Securities Transactions

The firm requires reporting and monitoring of the investment activities of the firm's employees. When investment advisory personnel invest for their own accounts, conflicts of interest may arise between the client's and the employee's interests. The reporting regulations are designed to deter problem activity and to create a "level playing field."

EAB Investment Group must maintain a record of all transactions in Reportable Securities in which an Access Person has a "direct or indirect beneficial interest." (See Section 1.2.3)

1.2.1 Who is an "Access Person"

An Access Person is any person supervised by EAB Investment Group

•	who has access to nonpublic information regarding any client's purchase or sale of securities, or information regarding the portfolio holdings of any Reportable Fund (see below); or
•	who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

1.2.2 What are "Reportable Securities"

Reportable Securities are all securities as defined in Section 202(a)(18) of the Act, including listed and unlisted securities, private transactions (which include private placements, non-public stock or warrants), EXCEPT:

• direct obligations of the united States Government;

•	bankers' acceptances, bank certificates of deposit, commercial paper and high quality short term debt instruments including repurchase agreements;

• shares issued by money market funds

• mutual funds other than "Reportable Funds" (e.g., unit investment trust )

Reportable Funds include all funds for which EAB Investment Group serves as investment adviser and any fund whose investment adviser controls, is controlled by or is under common control with, EAB Investment Group.

1.2.3 What is a "Direct or Indirect Beneficial Interest"

A Direct or Indirect Beneficial Interest is any direct ownership or an indirect pecuniary interest through any contract, arrangement, understanding, relationship or otherwise, including immediate family members (person who is supported directly or indirectly to a material extent by such person), partners in a partnership or beneficiaries of a trust. The term pecuniary interest means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Reportable Securities.

1.2.4 Holding Reports

Each Access Person must submit to the Compliance Officer a signed Holding Report (See Forms Section), within ten (10) days of the date the person becomes an Access Person AND annually at least once in each subsequent 12 month period.

The Holding Report must be signed and personally delivered or mailed to the Compliance Officer. All Holding Reports will be held in confidence by the Compliance Officer in a secure location, subject to review requirements by authorized officers of EAB Investment Group. Each Holding Report shall contain the following information, current within not more than 45 days of the date the person became an Access Person or the date of the Report as the case may be, for each Reportable Security in which the Access Person has a Direct or Indirect Beneficial Interest:

• title, exchange ticker or CUSIP number of the security involved;

• number of shares or principal amount and dollar value of purchase;

• date of acquisition;

nature of the acquisition (purchase or other);

• nature of the interest ( direct or indirect and how held );

• price at which effected;

name of each broker dealer or bank where the person maintains an account or where the securities are held.

• date of the report.

Copies of brokerage account statements containing the above data will satisfy these requirements.

1.2.5 Transaction Reports

Each Access Person must submit to the Compliance Officer a signed Transaction Report, (see Forms Section) within thirty (30)' days of the end of each calendar quarter, containing the following information with respect to each transaction duri1

• title, exchange ticker or CUSIP number of the security involved;

• number of shares or principal amount and dollar value of purchase;

• nature of transaction ( purchase, sale, other type of acquisition, etc );

• price of the security;

• name of the broker, dealer or bank with or through which the transaction was effected;

• nature of ownership ( direct or indirect and how held );

• date of the transaction;

• date of the report; and

•copies of all confirmations.

Copies of brokerage account statements containing the above data will satisfy these requirements.

Exceptions from Reporting Requirements. EAB Investment Group does not require reports with respect to the following:

•	any reports for securities in accounts over which the Access Person has no direct or indirect influence or control;

• transaction reports for transactions pursuant to automatic investment plans;

•	transaction reports which would duplicate information contained in broker trade confirmations or account statements already held in EAB Investment Group's records as long as the confirmations or statements are received by EAB Investment Group no later than 30 days after the end of the applicable calendar quarter;

• one-person advisor firms

1.2.6 Review of Reports

Upon receipt of each Holding Report or Transaction Report the Compliance Officer will review it to determine whether or not there are any questions about the contents, including the security (ies) referenced, size, timing or other aspects of the holding or transaction that require further inquiry. Reports requiring no further inquiry are initialed and filed. Those requiring further inquiry will be the subject of "follow up" with the individual(s) involved and appropriate further action will be taken, if necessary, as described below.

1.2.7 Pre Approvals

EAB Investment Group requires that each Access Person obtain pre approval in writing from the Chief Compliance Officer before he or she acquires direct or indirect beneficial ownership of any security in an initial public offering or in a limited offering.

1.3 Unethical Trading Practices

The following practices are universally regarded as violations of SEC and/or state regulations and are subject to severe penalties if discovered:

1.3.1 Frontrunning/Dumping

Purchasing or selling a security (including a mutual fund) in a personal account before purchasing or selling that security in a client account; OR purchasing or selling with advance knowledge of, and before, corresponding purchases or sales in portfolios of mutual funds owned by clients. In both cases, acting to obtain a more favorable price for a personal account than may be later available.

1.3.2 Improper Use oflnformation

Generally using economic, market or other investment information obtained by virtue of one's position with the adviser to advance a personal interest. SEE ALSO BELOW: "Inside Information".

1.3.3 Conditioning ( Manipulating) the Market

Utilizing one's position or influence with a fund or clients to induce purchases or sales by these persons or entities of thinly traded securities in anticipation of profit from timed personal sales or purchases of these same securities.

1.3.4 Inducements

The receipt of inducements or other benefits, including warrants or cash, from sponsors or others in return for selling or recommending certain mutual funds or other securities.

1.3.5 Short Term Trading and Market Timing

EAB Investment Group prohibits Short Term Trading and Market Timing by Access Persons. "Short Term Trading" is the practice of purchasing and selling the same security and/or the options or convertibles in a security within a short period of time. The length of the time period can vary from as short as a single trading day to a period of weeks, depending on the volatility of the security, use of margin, discount transaction costs or methods, etc. "Market Timing" is the practice of placing purchase and sales orders in the same security or a related security in different markets in order to take advantage of price differentials. Transactions which have as their apparent purpose the obtaining of a short term trading and/or a market timing advantage will be regarded as a violation of EAB Investment Group's Code of Ethics where applicable and dealt with severely. Persons who have engaged in these transactions may be subject to the requirement that they give up any profits obtained or otherwise subjected to disciplinary action.

1.4 Misuse of Material Inside Information

Material Inside Information is information:

• Not generally available to the public,

•	About which the public has not had a reasonable opportunity to make an investment decision,
•	Communicated in breach of a fiduciary duty owed by employee or person under contract or professional relationship,

• OR misappropriated from such a person,

•	With "Substantial likelihood" that a reasonable investor would consider the information to be important in making investment decision (likely to have a substantial effect on the price of the company's stock).

Examples of Material Inside Information

•	Special briefing information provided to analysts and other securities professionals by company officials m the course of dealings with the investment community;

• Plan to change fund manager;

• Plan to purchase or sell specific securities by fund;

• Alteration in manager or fund philosophy or strategy;

• Merger, tender offer, joint venture or other acquisition or similar transaction ;

• Stock split or stock dividend or other change in dividend practice;

• Significant earnings change;

• Litigation;

• Default in a debt obligation or a missed or changed dividend;

•	Sale or redemption of securities or change in ownership of a significant block of securities; or

• Change in major product, customer or supplier.

Employees of EAB Investment Group are absolutely prohibited from involving themselves in any way in any securities transaction undertaken with knowledge of material nonpublic information. The law absolutely requires that an adviser and any Associated Person refrain from any "Personal Securities Transactions" until the material nonpublic information becomes public. Persons who are found to have abused the insider trading rules are subject to severe penalties, including loss of license, fines and damages.

Should an employee acquire such information he or she should not share it with any unauthorized person. Do not just stand by and watch someone else do it. Your knowledge amounts to participation and you could be drawn into a serious situation if you know about it and take no action. On a confidential basis, the Chief Compliance Officer will always be able to talk with you and/or the persons involved and can often act to avert trouble before it starts.

Rules and procedures for handling situations involving material nonpublic information are set forth in the Compliance and Procedures Manual. If in doubt, consult with the Chief Compliance Officer.

1.5 Other Conduct

In addition to the "insider trading" rules and reporting personal securities transactions, Access Persons must observe specific substantive restrictions, as follows:

1.5.1 New Issue Purchase Restrictions

No purchasing initial public offerings or private placements without prior written approval ofthe Chief Compliance Officer.

1.5.2 "Blackout Periods"

No purchasing of initial public offerings during the blackout period specified by the EAB Investment Group or otherwise by regulation, without prior written approval ofthe Chief Compliance Officer.

1.5.3 Pending Transactions

No personal trades in a security during a pending "buy" or "sell" order in that security for a client.

1.5.4 Public Commentary

Care should be taken in writing and publishing newsletters, analyses and other public commentary on markets, funds and other securities not to place the employee or the Company in a situation where a recommendation to buy or sell could be seen as conferring a personal benefit. If in any doubt, check with the Chief Compliance Officer.

1.5.5 Gifts

Gifts, trips, perks from sponsors or other persons doing business (other than the occasional meal or memento) should be refused (if in doubt consult with the Chief Compliance Officer).

1.5.6 Service on Boards of Directors, etc.

Service as a director or trustee of a public company or entity involved in the investment process should be avoided where "conflict of interest" issues might arise. Persons associated with EAB Investment Group are required to notify the Compliance Officer in writing and receive written permission prior to becoming a member of any board or a trustee of any entity.

1.6 Review and Further Action

EAB Investment Group takes its responsibilities seriously to review employee activities to detect and deter conduct which is, or could become, a violation of this Code of Ethics where applicable. All employees are required to report any suspected violations of this Code to the Chief Compliance Officer. Employees should know that they may be asked to explain, informally or otherwise, their conduct or documentation with which they are associated. If further investigation reveals a problem EAB Investment Group may take further action, including placing the individual(s) involved under heightened supervision or restrictions, imposing internal penalties including canceling an improper employee securities trade disgorgement of ill-gotten profits or, in extreme cases, suspension or dismissal.

In certain cases the existence of violations may need to be disclosed to the SEC and/or state authorities with the consequent requirement that Form ADV be amended as well as the CRD/IARD registrations on Form U-4 of the individuals involved. Corrective action may, in addition, involve unwinding improper client trades and other remedial action to make the client whole.

1.7 Books and Records

EAB Investment Group is required to maintain books and records related to the implementation of this Code of Ethics, in accordance with the provisions of SEC Rule 204-2. These include the following:

Documents	Person(s) Responsible
• Access Person listings	CCO
• Receipts and Acknowledgments of this Code of Ethics	CCO
• Holding Reports and actions taken	CCO
• Transaction Reports and actions taken	CCO
• Dated copies of this Code of Ethics and amendment	CCO
• Documentation of any investigations, actions and remedies	CCO

ACKNOWLEDGMENT

I have read the above EAB Investment Group Code of Ethics and agree to comply with the provisions contained therein.

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Signature	Date

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Name Printed